Exhibit 99.1

TOREADOR ADDS THREE NEW MEMBERS TO BOARD OF DIRECTORS

•	New board members integral part of strategy of increasing shareholder value
•	International reach extended in areas of finance and government relations
•	Capabilities enhanced in areas of acquisitions and managing rapid growth

DALLAS, TEXAS – (January 31, 2006) – Toreador Resources Corporation (Nasdaq:TRGL) announced today that it has added three new members to its board of directors, Nigel J. B. Lovett, Nicholas Rostow and Herbert C. Williamson III. The new board members have extensive skills and experience in the areas of international finance and the European capital markets, foreign governmental relations at the highest level, and corporate transformation of a small private oil company into a major public independent.

“We are excited by the talent and experience that these three new members bring to our board of directors,” said Toreador Chairman John Mark McLaughlin. “They will play key roles as Toreador moves to the next level of success as an international exploration and production company.”

Mr. Lovett (60) is currently Managing Partner of Horsley Partners, LLC, a New York-based boutique investment bank. His career has included five years of service as a chartered accountant at Price Waterhouse in London, as well as wide-ranging investment banking, advisory and relationship management work at Lehman Brothers (17 years) and Paine Webber (9 years), including assignments in London, New York and Tokyo. He has comprehensive experience with international finance, including work with the London public equities markets, and has worked directly with the governments of Saudi Arabia and Indonesia. Mr. Lovett is a graduate of Oxford University (Christ Church).

Mr. Rostow (55) is a diplomatic historian by training. He went on to earn a law degree as well as his Ph.D.; and in addition to private practice, he has served with distinction in various high-level US government positions involving intelligence, diplomacy and national security at the Senate, the Department of State and the White House. He has taught at Tufts, the University of Tulsa and the US Naval War College and has published articles related to international affairs. He is currently a University Fellow at the Levin Institute of International Relations and Commerce of the State University of New York (SUNY) and Senior Counsel of SUNY’s

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Research Foundation. Prior to joining SUNY, he was General Counsel and Senior Policy Adviser to the US Permanent Representative to the United Nations in New York. Mr. Rostow holds degrees from Yale University and the Institut d’Etudes Politiques (Paris).

Mr. Williamson (57) is currently a private investor and owner of a game ranch in Hunt, Texas, and has significant oil and gas experience with a strong focus on international activities. His experience includes positions at Jones, Lloyd & Webster and Lehman Brothers, both in Houston, in the corporate finance area. From 1985-95, he was Vice Chairman and Executive VP at Parker & Parsley Petroleum, where he was instrumental in arranging over $900 million in financings and numerous acquisitions. During this period, Parker grew from a private company with $75 million in net asset value to the seventh largest US publicly-traded independent, with over $1.4 billion in net asset value. Since Parker, he has been associated with Credit Suisse First Boston (Director in the Energy Group), Seven Seas Petroleum (Director and CFO) and Merlon Petroleum (Consultant, Director and Interim CFO). International business experience includes assignments in France, Australia, Colombia and Egypt. He is also a highly decorated Vietnam veteran and a recently retired Colonel in the US Army Reserve with Military Intelligence and Civil Affairs command positions. Mr. Williamson is a graduate of Ohio Wesleyan University and the Harvard Business School.

In welcoming these new members to Toreador’s board of directors, President and Chief Executive Officer G. Thomas Graves III said, “Management is very pleased to have Messrs. Lovett, Rostow and Williamson join the board. They bring important and valuable expertise to Toreador, and we expect them to make significant contributions to the company’s governance and development. Their skill sets and experience fit perfectly with our strategy of increasing shareholder value through exploration and development in under-explored hydrocarbon-bearing regions located in net oil and gas importing countries in the Mediterranean Basin.”

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Turkey, Romania and Hungary. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement -- Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934,

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as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141